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                                   EXHIBIT 4.3

                          AMENDMENT TO RIGHTS AGREEMENT

         This Amendment to Rights Agreement (this "Amendment") is made and entered into as of the 21st day of June, 1999 by and between Chromavision Medical Systems, Inc., a Delaware corporation (the "Company"), and Harris Trust Company of California, a trust company organized under the laws of the State of California, as Rights Agent (the "Rights Agent").

         The Company and the Rights Agent are parties to a Rights Agreement dated as of February 10, 1999. The parties now desire to amend the Rights Agreement on the terms set forth herein. All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Rights Agreement and all inconsistencies between this Amendment and the Rights Agreement shall be resolved in favor of this Amendment.

         1. Definition of 15% Stockholder. Clause (iv) of the definition of "15% Stockholder" set forth in Section 1 of the Rights Agreement is hereby amended to read in full as follows:

         "(iv) any Person that is the Beneficial Owner of 15% or more of the outstanding Voting Shares of the Company as of February 10, 1999 and thereafter has continued to be the Beneficial owner of at least 15% of the Voting Shares of the Company then outstanding; provided however, that the term "15% Stockholder" shall include such Persons from and after the first date upon which

                  (A) such person since February 10, 1999 shall have acquired, without the prior approval of the Board of Directors of the Company, Beneficial Ownership of additional Voting Shares, excluding up to 1,351,607 shares acquired and to be acquired by Safeguard Scientifics, Inc. in the aggregage from Technology Leaders, L.P., Technology Leaders Offshore C.V., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. after February 10, 1999, and provided

                  (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own more than 40% of the Voting Shares of the Company then outstanding."

         Section 2. Continued Effectiveness. Except as amended hereby, the Rights Agreement shall remain in full force and effect.


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         Section 3. Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original and all of which toegether will constitute one and the same doucment.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        CHROMAVISION MEDICAL SYSTEMS, INC.

Attest:

By:  /s/ Allison Wlodyka                By:   /s/  Kevin C. O'Boyle
     -----------------------------            ----------------------------------
     Name:  Allison Wlodyka                   Name:  Kevin C. O'Boyle
     Title:  Assistant Secretary              Title:  Senior VP Operations

     Dated:  June 23, 1999

                                        HARRIS TRUST COMPANY OF CALIFORNIA,
                                        as Rights Agent

Attest:

By:  /s/ Michael O. Goedecke            By:   /s/  John Castellanos
     -----------------------------            ----------------------------------
     Name:  Michael O. Goedecke               Name:  John Castellanos
     Title:  Vice President                   Title:  Assistant Vice President


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